Exhibit 10.1

PLATINUM LONG TERM GROWTH I, LLC

Outline of Funding

The following is an outline of the terms and conditions of a potential loan transaction or series of transactions by which Platinum Long Term Growth I, LLC (or its affiliates), Longview Special Financing, Inc. (or its affiliates) and certain other parties would make available an aggregate of up to an additional $2,500,000 (less any amounts advanced pursuant to the August Notes, as defined in the August 4, 2008 Promissory Notes issued by the Company) in financing to be secured as set forth below.

Issuer/Borrower.....................	NaturalNano, Inc. (the “Company”)

Symbol...............................	NNAN

Lenders..............................	Platinum Long Term Growth I, LLC (or its affiliates) (“Platinum”), Longview Special Financing, Inc. (or its affiliates)

Description of Transaction:

General/Principal/Term...........

The obligation of the Lenders to advance funds would be set forth in a secured Line of Credit Agreement. The principal amount of all advances would be due and owing on January 31, 2010. The obligations of the Company pursuant to the Line of Credit Agreement (the “Obligations”) would be evidenced by one or more promissory notes issued to the Lenders.

Interest..............................

Interest shall accrue at the annual rate of 8% and be payable in arrears monthly, in freely traded stock or in cash at the election of the Company. All unpaid interest (and principal) shall be due and payable on maturity. No payments shall be required to be made prior to January 31, 2009, unless such payments may be made in shares of freely traded stock.

Ranking and Security..............

The Obligations will be secured on a pari-passu basis with the Company’s existing indebtedness to the Lenders and their affiliates (the “Existing Debt”) and (i) senior to all other current and future indebtedness of the Company, (ii) secured by all of the assets of the Company and each of its subsidiaries and (iii) unconditionally guaranteed by all subsidiaries of the Company. Each Advance will be evidenced by a convertible promissory note, with a conversion price of $.005 (the “Notes”).

Conditions to Each Advance.....	On Closing, the Company must have received (i) the irrevocable proxies of the holders of more than 50% of the outstanding Common Stock approving an increase to the authorized shares of Common Stock of the Company to an amount equal to at least two times the number of shares issuable upon conversion of the Notes and the Preferred Stock and (ii) a standard “lock up agreement” from each member of senior management prohibiting transfers of their ownership interests until the Notes are paid or converted in full. Each Advance under the Line of Credit Agreement would be subject to customary and typical conditions, such as the confirmation of the truthfulness of all representations, no events of default and the maintenance of perfected security interests. Each Advance would be made pursuant to an agreed-upon schedule, and subject to the additional conditions precedent:

•	The first Advance shall be made after company’s request and shall be on or before September 26, 2008, and will be in an amount equal to approximately $200,000.
•

The second Advance shall be made after Company’s request, and shall be on or before October 31, 2008, and will be in an amount equal to approximately $200,000. In addition to the conditions precedent applicable to all Advances, prior to the second Advance, the Company must have received a firm commercial order in the amount of not less the $400,000. The failure to receive such order shall not be a default, but shall defer availability of the advance until order is received.

•	The third Advance shall be made after Company’s request and shall be on or before November 28, 2008, and will be in an amount approximately equal to $200,000.
•

Advances occurring after the third Advance shall be made on a quarterly basis within five (5) days after Company’s request in an amount approximately equal to $575,000, shall be expressly subject to the Company’s meeting the Lenders’ performance goals for such quarter and shall be subject to such terms and conditions as may be mutually agreed-to by the parties.

Events of default................... The Line of Credit will provide for normal and customary events of default for secured debt instruments.

Covenants............................

Customary and typical secured indebtedness covenants, including prohibitions on liens, indebtedness, organic changes (except such increases to the authorized common stock as may be required to maintain sufficient shares reserved for issuance in connection with the exercise/conversion of convertible securities), affiliate transactions, dividends and investments. Further, the Company will covenant to promptly provide, at its sole expense, any and all necessary legal opinions and other documentation as may be reasonably required by the Lenders or the Company’s transfer agent to effect transactions by the Lenders in the shares of Common Stock, par value $.001 of the Company, issuable upon conversion of the Notes and the Preferred Stock (as defined below).

Closing Conditions...............

In connection with the funding evidenced by the Line of Credit, the Lenders shall restructure the Existing Debt so that the maturity date of the Existing Debt is extended to match the maturity date of the Line of Credit Agreement. The Lenders shall also cancel all warrants held by them (the “Warrants”). In exchange for the restructuring of the Existing Debt and the surrender and cancellation of the Warrants the

Lenders shall be issued a series of Preferred Stock of the Company as described in more detail below (the “Preferred Stock”).

Preferred Stock Terms............

The Lenders shall be issued 5,000,000 shares of Preferred Stock, each share of which shall be convertible into 160 shares of Common Stock of the Company. The Preferred Stock shall rank senior to all other equity interests of the Company, participate in any dividends on an as-converted basis and have an initial aggregate liquidation preference of $10,000. The Preferred Stock shall vote on an as-converted basis with the Common Stock and contain typical protective provisions.

General:

Beneficial Ownership Blockers	The Notes and the Preferred Stock shall contain customary 4.99% and 9.99% beneficial ownership blockers, waivable at the holder’s discretion by providing at least 61 days’ advanced written notice.

Due diligence and definitive

legal documentation.............

The consummation of the transaction will be subject to a satisfactory due diligence review of the Company and its operations by the Lenders and its counsel and other representatives. The transaction is also subject to the negotiation and execution of definitive legal documentation, which will be prepared by the Lenders’ legal counsel for review and comment by the Company’s legal counsel. On closing, counsel to the Company shall deliver a legal opinion in a form and substance typical for secured debt offerings and reasonably acceptable to the Lenders.

Legal & due diligence costs......	The Company shall pay the legal fees of the Lenders.

It is expressly understood and agreed that the Lenders’ obligations hereunder are conditioned upon the terms set forth herein (including the negotiation of satisfactory documentation). The Outline of Funding is not a commitment by the Lenders to extend any of the loans outlined above. Except for the Company’s obligation to pay the legal expenses of the Lenders (as described above under “Legal & due diligence costs”), which obligations are legally binding on the Company, it is expressly understood that no liability or obligation of any nature whatsoever is intended to be created by this Outline of Funding between the parties signing below to proceed with the loan to the Company on the conditions and terms described above. Without limiting the generality of the foregoing, it is understood that any extension of credit by the Lenders is contingent upon, among other things, the completion of legal and business due diligence, the receipt of internal approvals and the negotiation and execution of satisfactory definitive documentation.

The foregoing terms and conditions are acceptable to the parties signing below as a basis for proceeding with the work that must be completed before the loans described in this Outline of Funding can be consummated.

Executed as of the 14 day of August, 2008

NaturalNano, Inc.	Platinum Long Term Growth I, LLC

By: /s/ Cathy Fleischer	By: /s/Mark Nordlicht
Name: Cathy Fleischer	Name: Mark Nordlicht
Title: President	Title: General Manager

Longview Special Financing, Inc.

By: /s/ Francois Morax
Name: Francois Morax
Title: Director